Exhibit 5.4
[Letterhead of Barbara G. Novak]
March 3, 2010
ArvinMeritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186
Ladies and Gentlemen:
     I am Vice President and Corporate Secretary of ArvinMeritor, Inc., an Indiana corporation (the “Company”), and in that capacity, I have acted as counsel to Arvin Technologies, Inc., a Michigan corporation (the “Guarantor”), in connection with the execution, delivery, issuance and sale of a guarantee by the Guarantor (the “Guarantee”) of $250 million aggregate principal amount of 10.625% Notes due 2018 (the “Notes”) of the Company in an underwritten public offering of the Notes, together with the Guarantee and other guarantees of the Notes by other direct and indirect subsidiaries of the Company, pursuant to an Underwriting Agreement dated as of February 26, 2010 among the Company, the Guarantor, such other subsidiary guarantors and the underwriters named therein and the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-163233), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).
     I am familiar with organization documents of the Guarantor, each as amended to the date hereof, and I have reviewed (i) the Guarantee and (ii) the corporate proceedings taken by the Guarantor in connection with the authorization of its Guarantee. I have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Guarantor and other instruments, certificates of public officials and representatives of the Company or the Guarantor, and other documents as I have deemed

ArvinMeritor, Inc.	-2-	March 3, 2010
necessary as a basis for the opinions hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, I have, when relevant facts were not independently established, relied upon certificates of officers of the Company or the Guarantor and appropriate public officials.
     Based on the foregoing, I am of the opinion that the Guarantor has the corporate authority to execute and deliver its Guarantee.
     I do not express any opinion herein with respect to the laws of any jurisdiction other than the laws of Michigan.
     I hereby consent to the filing of this opinion as an Exhibit to a Current Report on Form 8-K to be filed by the Company. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.
Very truly yours,
/s/ Barbara G. Novak